UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2017

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2017, Patriot National, Inc. (the “Company”) issued a press release to announce that on January 4, 2017, the Board of Directors (the “Board”) of the Company increased the size of the Board from six to eight members and appointed Mr. Michael J. Purcell and Mr. Jeffrey P. Rohr as directors of the Company, effective immediately. Mr. Purcell will serve as a Class III director, and Mr. Rohr will serve as a Class II director. The Board affirmatively determined that Messrs. Purcell and Rohr are independent under the guidelines for director independence set forth in the Company’s Corporate Governance Guidelines and under applicable New York Stock Exchange rules. Messrs. Purcell and Rohr have not yet been appointed to serve on any committees of the Board. The press release is furnished as Exhibit 99.1 and is hereby incorporated by reference into this item 5.02

Messrs. Purcell and Rohr will each receive a pro rata portion of the Company’s standard compensation for service on the Board. In 2017, each of our non-employee directors shall be entitled to annual director compensation of (i) a cash retainer of $85,000, payable quarterly and (ii) an equity award of $115,000 under the Company’s 2014 Omnibus Incentive Plan. The Company may reimburse directors for any reasonable expenses incurred by them in connection with their service as directors.

The Company expects each of Messrs. Purcell and Rohr to enter into the standard director indemnification agreement that the Company has with its directors. A copy of a substantially similar form of the indemnification agreement is filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed on December 15, 2014 (File No. 333-200972).

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are attached to this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release, dated January 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: January 5, 2017	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary